Exhibit 99.2

ASXC First Quarter 2024 Earnings Call Transcript

May 14, 2024

Forward Looking Statements - Mark Klausner

Good afternoon, everyone, and thank you for joining us for the Asensus Surgical first quarter business and financial update conference call. On the call with me today are Anthony Fernando, President and Chief Executive Officer; and Shameze Rampertab, Chief Financial Officer.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call, including any guidance provided, are forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company's business, including any geopolitical factors beyond our control, and the uncertainty of whether a definitive merger agreement can be successfully negotiated with KARL STORZ and if, executed, will be approved by our stockholders. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with the Asensus Surgical business, I encourage you to review the company's filings with the Securities and Exchange Commission, including the 2023 Form 10-K filed in March 2024 and the Form 10-Q expected to be filed later today and any other filings we make with the SEC.

During this call, we will also present certain non-GAAP financial information related to adjusted net loss attributable to common stockholders and the adjusted net loss per common share attributable to common stockholders. Management believes that these non-GAAP financial measures, taken in conjunction with US GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company's core operating results. Management uses non-GAAP financial measures to compare our performance relative to forecast and strategic plans, to benchmark our performance externally against competitors and for certain compensation decisions. Reconciliations from US GAAP to non-GAAP results are presented in the tables accompanying our earnings release, which can be found in the Investor Relations section of our website.

With that, it's my pleasure to turn the call over to Asensus Surgical's President and Chief Executive Officer, Anthony Fernando.

CEO - Anthony Fernando

Thanks Mark, and thank you all for joining us today. To start, I'll give a summary of our recent performance and notable accomplishments in the first quarter of 2024. Then, Shameze will dive into our financial results. Following that, I'll discuss what lies ahead of us in 2024, and finally, we'll open the floor for any questions you may have.

First, I'd like to provide an update on a recent development for the Company. In early April, we entered into a non-binding letter of intent with KARL STORZ, regarding a potential acquisition of Asensus. Under the proposed terms, KARL STORZ would acquire 100% of our outstanding common stock for $0.35 per share in cash.

As a reminder, KARL STORZ is a global leader in the medical technology industry, offering state-of-the-art endoscopes, medical instruments, and devices for minimally invasive procedures across various surgical specialties. KARL STORZ is an independent, family-owned company with a strong global presence and is committed to visionary design, precision craftsmanship, and clinical effectiveness.

We believe that this potential acquisition by KARL STORZ, provides an attractive opportunity to deliver unmatched clinical value coupled with state-of-the-art robotics and digital solutions to the operating room. KARL STORZ's global presence and scale, resources and commercial capabilities could enable broader adoption of our combined digital surgery solutions and maximize the potential of LUNA and the ISU.

As previously disclosed, we have granted KARL STORZ a 10-week exclusivity period to conduct due diligence and negotiate a definitive merger agreement. This exclusivity period started on March 28th 2024 and is ongoing. During the exclusivity period, KARL STORZ is providing us with up to $10 million in financing through a fully secured promissory note to support our operations and, if a definitive merger agreement is successfully negotiated and executed, an additional $10 million will be available to us as we pursue all necessary approvals.

Since announcing the potential transaction on April 3rd, we have been working closely with KARL STORZ to facilitate their due diligence process. As of today, we have drawn the first $7 million of the $10 million tranche of the note which has provided liquidity for operations.

To evaluate the potential terms of the transaction and make a recommendation to stockholders, our Board has formed a Transaction Committee. While there is no assurance a transaction will be completed, we believe exploring this opportunity with KARL STORZ is in the best interests of the Company and our stockholders. If we are able to finalize a definitive merger agreement with KARL STORZ, we will move expeditiously to secure stockholder approval for the proposed acquisition. Further updates will be provided as appropriate.

Despite the ongoing diligence activities, we remain focused on our business and, in particular, the continued growth of the Senhance system and ongoing development of the LUNA system and ISU. In the first quarter, the Senhance system was used in nearly 900 procedures worldwide. By continually capturing data from these surgeries, our machine learning capabilities improve, allowing us to provide increasingly valuable clinical insights to surgeons through the Intelligent Surgical Unit in the future.

With specialized 3 millimeter and 5 millimeter instruments, the Senhance Surgical System is uniquely designed for the delicate nature of pediatric procedures. As more pediatric surgeons recognize Asensus' unique system design, which not only preserves minimally invasive surgery, but also advances laparoscopy and robotics with digital surgery solutions, we expect the number of pediatric procedures performed using Senhance and the ISU to continue to grow.

Moving to new program initiations, in April, we announced that Sendai Tokushukai Hospital in Japan entered into an agreement to lease and utilize one of our Senhance Surgical Systems. This represents the second institution within one of Japan's largest private hospital systems to adopt our technology. I view this as further validation of the growing trust in our Senhance System in the Japanese market.

In summary, the first quarter saw steady growth in the adoption of our digital surgery solutions and continued progress in enhancing the capabilities of the Senhance platform. We are excited about the potential opportunity to join forces with KARL STORZ to accelerate our mission of digitizing the surgical environment.

While we work towards a potential transaction, our team remains focused on executing against our key initiatives, including driving further adoption through new program initiations, increasing procedure volumes, expanding our clinical registry, and advancing our LUNA platform development. We believe we are well-positioned for continued momentum in 2024.

CFO - Shameze Rampertab

Thanks, Anthony. Turning to the first quarter, for the three months ended March 31, 2024, the company reported revenue of $1.1 million as compared to revenue of $1.0 million in the three months ended March 31, 2023. Revenue in the first quarter of 2024 included $0.5 million in lease revenue, $0.3 million in instruments and accessories, and $0.3 million in services.

For the three months ended March 31, 2024, total operating expenses were $22.7 million, as compared to $20.4 million in the three months ended March 31, 2023.

For the three months ended March 31, 2024, net loss attributable to common stockholders was $22.5 million, or $0.08 per share, as compared to a net loss attributable to common stockholders of $22.2 million, or $0.09 per share, in the three months ended March 31, 2023.

For the three months ended March 31, 2024, the adjusted net loss attributable to common stockholders was $18.0 million, or $0.07 per share, as compared to an adjusted net loss of $22.0 million, or $0.09 per share, in the three months ended March 31, 2023.

Adjusted net loss is GAAP net loss, adjusted for the following items; amortization of intangible assets, change in fair value of contingent consideration, and change in fair value of warrant liabilities, all of which are non-cash charges. Adjusted net loss attributable to common stockholders is a non-GAAP financial measure. Reconciliation from GAAP to non-GAAP measures can be found in our earnings release.

Turning to the balance sheet. The company had cash, cash equivalents, and short-term investments, excluding restricted cash of approximately $8.0 million as of March 31, 2024. Based on the recent financing received from KARL STORZ and our current operating plan, we project that available cash will now sustain operations into Q3 2024. If we sign the definitive agreement with KARL STORZ, the additional $10 million that we would be eligible to receive would support operations into Q4 2024 if we secure such financing.

I'll turn the call back over to Anthony.

CEO - Anthony Fernando

Thanks, Shameze.

Our key initiatives for 2024 center around advancing the development of our next-generation LUNA Surgical System and associated digital solutions while continuing to drive adoption of our current Senhance platform. For LUNA, we plan to freeze the system design in Q3, conduct verification and validation testing in Q4, and initiate pilot manufacturing to prepare for regulatory submissions. We continue to anticipate LUNA's 510(k) submission in the second half of 2025, clearance in the first half of 2026, and then launch following clearance.

In parallel, our digital roadmap includes integrating advanced analytical tools, innovative training and communication capabilities, and enhanced safety features into the LUNA digital ecosystem.

On the ISU hardware front, we are ramping up manufacturing with partners for the future Intelligent Surgical Unit (ISU) configurations, aiming to complete designs for both the integrated LUNA ISU and standalone ISU by mid-year 2024.

For our current Senhance System, we continue to expect to initiate 8-10 new programs globally in 2024 and anticipate 15-20% annual procedure volume growth.

2024 will be a pivotal year as we prepare to bring our LUNA platform and advanced digital capabilities to market, while sustaining growth with Senhance adoption worldwide. We have a set of strategic milestones to accomplish this year, keeping us firmly on track towards our vision.

With that, we would now like to open the line for questions.

Q&A

Operator

Thank you.

Ladies and gentlemen, we will now conduct the question-and-answer session. If you have a question, please press star one on your telephone keypad and wait for your name to be announced. You will hear a three tone prop acknowledging your request. If you would like to cancel your request, please press star two. Please ensure you lift the handset if you are using a speakerphone before pressing any keys. One moment please for your first question.

Your first question comes from the line of Ramakanth Swayampakula from H.C. Wainwright. Your line is now open.

Ramakanth Swayampakula

Thank you. Good afternoon, Anthony and Shameze. I know you can't talk too much about your discussions with KARL STORZ. However, I just would like to understand a little bit of the timeline. When exactly did the 10-week exclusivity period start? When would it end? What needs to happen for them to sign a letter to actually go through the transaction and acquire you?

Anthony Fernando

Hi, RK, thanks for your question. As you said, we continue to collaboratively work with KARL STORZ. We are currently seven weeks into the 10-week exclusivity period, and exclusively period began on March 28. As you said, we can't comment further, but the work is going on and the diligence is ongoing, and that's where we are currently.

Ramakanth Swayampakula

Obviously, we are wishing for the best for the shareholders and the Company. However, playing the devil's advocate, if something happens in such a way that they are not going to go through this transaction, then what's the process? Does that mean this $10 million that you got becomes a promissory note and you've gone with your business in terms of generating funds, and maintaining operations? Or I'm just trying to put a what-if scenario here?

Anthony Fernando

That's correct, RK. It's a secured promissory note, and we would be able to continue operations as we would have otherwise.

Ramakanth Swayampakula

Okay. In terms of operations itself, normally, when some transactions like this are in progress, or obviously, you had to come out and publicly talk about it, which is kind of unique. In situations like this, in the field are you sensing anything at all in terms of people being a little bit hesitant to go through transactions that they might have started, and how is it really affecting your operations?

Anthony Fernando

Not sure, exactly, I'll try to answer the question. Typically, any transaction one goes through diligence before entering into a definitive agreement. In our scenario, we announced the LOI on April 3 primarily because of the promissory note. Otherwise, the process that's ongoing would have taken place without any public knowledge. But right now, that's the reason why we disclosed what we had to. Then as soon as we are before the 10-week mark, that's when we'll be able to talk and give more details along with the definitive agreement.

Swayampakula Ramakanth

No, no, my question was on the commercial front, are you seeing any hesitancy or things are happening as they would normally happen in terms of placements? Those are the things that I'm asking about.

Anthony Fernando

Okay. Sorry, RK. I misunderstood the question. Currently, it's ongoing and we have not seen any challenges. KARL STORZ is a very well-known company among all of our existing and potential future customers. We have not had any challenges there. I think it's perceived as positive news in the field, and we continue to execute on the pipeline globally.

Swayampakula Ramakanth

Thank you. Thanks for taking all my questions.

Anthony Fernando

Thank you, RK.

Operator

Your next question comes from the line of Ross Osborn from Cantor Fitzgerald. Your line is now open.

Matthew

Hi, guys. This is Matt on for Ross. Thanks for taking the questions. I just wanted to start off by asking about your Senhance initiation in Japan this past April. Now that you place a couple of systems in Japan, what trends are you guys seeing in terms of adoption and growth in the region?

Anthony Fernando

Thanks, Matt. Thanks for your question. Japan is one of our faster-growing markets next to Europe. Primarily this site focused on pediatrics and there are several other sites. We've seen very good positive momentum in Japan in terms of case volume growth, and also system placements. Hopefully the pipeline also looks pretty good for the rest of the year so that we can deliver on the eight to 10 systems for the full year. But Japan has been a growth driver for us in terms of placements and also case volume.

Matthew

Got it. That's helpful. Just switching gears a bit, I wanted to ask if you guys can provide any insight into how KARL STORZ plans to utilize your assets in terms of just integrating the ISU versus continuing the development of LUNA?

Anthony Fernando

Yes, Matt, unfortunately, I can't get into any of the details, because currently it's just purely a diligence process, and those kinds of plans of integration, that will come next, but not at this time.

Matthew

Got it. Sounds good. Then just one more follow-up for me. I was wondering if you guys can provide any insights into the timeline and how the potential acquisition and integration may impact your previously guided timeline for LUNA?

Anthony Fernando

Currently, from a timeline point of view, we are moving ahead as we've disclosed and shared with all of you on our timeline. The LUNA program is making extremely good progress, and everything is on track. We are not anticipating any timeline shifts because of this transaction at all.

Matthew

Got it. Thanks for the color. Thanks for taking the questions, guys.

Anthony Fernando

Thank you, Matt.

Operator

There are no further questions at this time. I will now turn the call back to Mr. Anthony Fernando. Please continue.

Anthony Fernando

Thank you, Operator. Thank you, everyone, for joining today's call and we look forward to updating you on our progress throughout the year.

Operator

Ladies and gentlemen, this concludes today's conference call. Thank you for your participation. You may now disconnect.